Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Deferred Compensation Plan of Vishay Intertechnology, Inc. of our reports dated February 25, 2011, with respect to the consolidated financial statements of Vishay Intertechnology, Inc. and the effectiveness of internal control over financial reporting of Vishay Intertechnology, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

 /s/ Ernst & Young LLP

Philadelphia, PA
January 5, 2012